EXHIBIT 99.1

NITROMED, INC 125 SPRING STREET LEXINGTON, MA 02421 t. 781.266.4000 f 781.274.8080 www.nitromed.com

NitroMed Announces the Appointment of Christopher J. Sobecki

to its Board of Directors

LEXINGTON, MA (May 17, 2006) – NitroMed, Inc. (NASDAQ: NTMD) announced today that Christopher J. Sobecki has been appointed to its Board of Directors. Mr. Sobecki is currently a Managing Director of The Invus Group, LLC (“Invus”), a New York based private equity and investment management firm with ownership in NitroMed. With this appointment, NitroMed now has nine board members.

Mr. Sobecki joined Invus Group in 1989, and has served on the Board of Directors for numerous companies in which Invus has invested. He is currently a board member of Weight Watchers International, Inc., GoldenSource Corporation and Eduventures, LLC.  He holds a B.S. in Industrial Engineering from Purdue University and an M.B.A. from the Harvard Business School.

Dr. Jerry N. Karabelas, NitroMed’s Chairman and interim Chief Executive Officer, commented, “On behalf of the entire NitroMed board and management team, we welcome Chris and look forward to his contributions toward our primary objective of growing and expanding upon the BiDil franchise, with the goal of maximizing shareholder value.”

About NitroMed

NitroMed, Inc. of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients.  In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers. There is little experience in patients with New York Heart Association class IV heart failure. BiDil was approved in June 2005 by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark African

American Heart Failure Trial (A-HeFT). BiDil is marketed by NitroMed through a nationwide, dedicated contract sales force.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding the market potential of its lead product, BiDil, and any new formulations of BiDil, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the Company’s ability to successfully develop, obtain regulatory approval for and commercialize new formulations of BiDil; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to maintain the necessary sales, marketing and manufacturing capabilities to commercialize BiDil; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2006 and other factors discussed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499